Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimini Street, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-222104, No. 333-233181 and No. 333-241025) on Form S-8, (No. 333-223471) on Form S-8/S-3, and (No. 333-228320, No. 333-228322 and No. 333-232484) on Form S-3 of Rimini Street, Inc. of our report dated March 3, 2021, with respect to the consolidated balance sheets of Rimini Street, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Rimini Street, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2020 due to the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Santa Clara, California
March 3, 2021